Exhibit 99.1

Contact:
Tracy L. Keegan
Executive VP & CFO
(239) 254-2147

For Immediate Release

Bank of Florida Corporation to Present at
The 2007 SunTrust Robinson Humphrey Financial Services “UnConference” and
The 2007 American Community Bankers Investor Relations Conference

Naples, Fla.—May 22, 2007 - Bank of Florida Corporation (Nasdaq: BOFL), a $1.2 billion-asset multi-bank holding company headquartered in Naples, Florida, today announced that it will participate in two upcoming investor conferences.

The first presentation will be made at the SunTrust Robinson Humphrey Financial Services “UnConference” to be held in New York, New York on May 23-24, 2007. The “UnConference” is expected to draw approximately 75 banks, thrifts, insurance companies and specialty finance companies for a two day session of informal and one-on-one meetings with a variety of investors and fund managers. Speakers from Bank of Florida Corporation will include Tracy L. Keegan, Executive Vice President and Chief Financial Officer, and John B. James, Senior Executive Vice President and Chief Administrative Officer.

Michael L. McMullan, President and Chief Executive Officer of Bank of Florida Corporation, will speak at the American Community Bankers conference to be held on May 24, 2007 in San Francisco, California. Other speakers invited to attend include members of the American Community Bankers NASDAQ Stock Index. A webcast of the presentation can be seen on May 24 beginning at 9:35 using the following link:

http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=BOFL&item_id=15

Bank of Florida Corporation, incorporated in September 1998, is one of the top five largest publicly traded commercial banks headquartered in Florida.

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BANK OF FLORIDA CORPORATION

Bank of Florida Corporation. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is an $1.2 million-asset multi-bank holding Company headquartered in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida - Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida - Tampa Bay in Hillsborough County; and Bank of Florida Trust Company. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab. To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.